Exhibit 3.1

AMENDMENT OF ARTICLES OF INCORPORATION

OF

REINSURANCE GROUP OF AMERICA, INCORPORATED

Pursuant to the provisions of The General and Business Corporation Law of Missouri, the undersigned Corporation certifies the following:

1.	The present name of the Corporation is Reinsurance Group of America, Incorporated. The Corporation was originally organized on December 31, 1992 under the name Reinsurance Group of America, Inc.

2.	The following amendments to the Corporation’s Articles of Incorporation were adopted by the shareholders on May 23, 2018:

(a)	Article Six, Section A is amended to read as follows:

“A. Number of Directors. The number of directors to constitute the Board of Directors of the Corporation is ten. Thereafter, the number of directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation. Beginning with the annual meeting of shareholders that is held in calendar year 2019 (the “2019 Annual Meeting”), and at each annual meeting of shareholders thereafter, Directors shall be elected to hold office for a term expiring at the next annual meeting of shareholders and until their successors are elected and qualified or until their earlier death, resignation, removal or disqualification; provided, however, that any Director in office immediately prior to the 2019 Annual Meeting who was elected to a term that does not expire at the 2019 Annual Meeting shall continue to hold such office until the end of the term for which such Director was elected, with such Directors to hold office until their successors are elected and qualified. As used in these Articles of Incorporation, the term “entire Board of Directors” means the total number of Directors fixed by, or in accordance with, these Articles of Incorporation or the Bylaws of the Corporation.”

(b)	Article Six, Section D is amended to read as follows:

“D. Vacancies. Subject to the rights, if any, of the holders of any class of capital stock of the Corporation (other than the Common Stock) then outstanding, any vacancies in the Board of Directors which occur for any reason, including vacancies which occur by reason of an increase in the number of Directors, shall be filled only by the Board of Directors, acting by the affirmative vote of a majority of the remaining Directors then in office (although less than a quorum). Any Director so elected to fill a vacancy shall hold office for a term expiring at the next annual meeting of shareholders held immediately following such person being elected to fill the vacancy and until such Director’s successor is elected and qualified or until such Director’s earlier death, resignation, removal or disqualification.”

(c)	Article Ten is amended to read as follows:

“The Bylaws of the Corporation may be amended, altered, changed or repealed, and a provision or provisions inconsistent with the provisions of the Bylaws as they exist from time to time may be adopted, by the affirmative vote of a majority of the entire Board of Directors or by the affirmative vote of the holders of record of outstanding shares representing a majority of all the outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of Directors, voting together as a single class.”

(d)	Article Eleven is amended to read as follows:

“The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on the shareholders, directors and officers of the Corporation are subject to this reserved power; provided, that (in addition to any required class or other vote) the affirmative vote of the holders of record of outstanding shares representing a majority of all the outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of Directors, voting together as a single class, shall be required to amend, alter, change or repeal, or adopt any provision or provisions of these Articles of Incorporation.”

3.	Of the 64,510,318 shares outstanding, 64,510,318 of such shares were entitled to vote on such amendments.

The number of outstanding shares of any class entitled to vote thereon as a class were as follows:

Amendment	Class	Number of Outstanding Shares
Article Six, Section A	Common Stock	64,510,318
Article Six, Section D	Common Stock	64,510,318
Article Ten	Common Stock	64,510,318
Article Eleven	Common Stock	64,510,318

4.	The number of shares voted for and against each amendment was as follows:

Amendment	Class	No. Voted For	No. Voted Against
Article Six, Section A	Common Stock	55,924,190	50,406
Article Six, Section D	Common Stock	55,924,190	50,406
Article Ten	Common Stock	55,951,901	40,104
Article Eleven	Common Stock	55,954,400	33,564

5.	The amendments do not provide for an exchange, reclassification, or cancellation of issued shares, or a reduction of the number of authorized shares of any class below the number of issued shares of that class.

In affirmation thereof, the facts stated above are true and correct:

(The undersigned understands that false statements made in this filing are subject to the penalties provided under Section 575.040, RSMo)

/s/ William L. Hutton	William L. Hutton	EVP, General Counsel & Secretary	May 23, 2018
Signature	Printed Name	Title	Date